Exhibit 10.12

Inhibrx Biosciences, Inc.
2024 Omnibus Incentive Plan
Notice of RSU Grant

Participant:	[_●_]

# of Shares Underlying RSUs:	[_●_]

Date of Grant:	[_●_]

Vesting Schedule:	The RSUs shall vest in accordance with terms of the Award Agreement attached hereto as Annex I. Upon vesting, the RSUs shall no longer be subject to cancellation pursuant to Section 3 of the Award Agreement.

By signing your name below, you accept the RSUs and acknowledge and agree that the RSUs are granted under and governed by the terms and conditions of the Inhibrx Biosciences, Inc. 2024 Omnibus Incentive Plan, the Award Agreement set forth on Annex I and the restrictive covenants set forth on Exhibit A thereto, each of which are hereby made a part of this document.

[PARTICIPANT]	INHIBRX BIOSCIENCES, INC.

By:

Title:

ANNEX I

INHIBRX BIOSCIENCES, INC.
2024 Omnibus Incentive Plan
RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Notice of RSU Grant (“Grant Notice”) and this Award Agreement, Inhibrx Biosciences, Inc. (together with its Subsidiaries, whether existing or thereafter acquired or formed, and any and all successor entities, the “Company”) has granted the Participant Restricted Stock Units (the “RSUs”) under the Inhibrx Biosciences, Inc. 2024 Omnibus Incentive Plan (the “Plan”) with respect to the number of Shares indicated in the Grant Notice (the “Award”). Each RSU represents the right to receive one Share. The RSUs are granted to the Participant effective as of the Date of Grant. Capitalized terms not explicitly defined in this Award Agreement or in the Grant Notice but defined in the Plan shall have the same definition as in the Plan.

1.             Vesting; Settlement.

(a)             Vesting. The RSUs shall vest in equal installments upon each of the first [●] anniversaries of the Date of Grant, subject to the Participant’s continued employment or service with the Company through each such date (each such date, a “Vesting Date”).

(b)             Settlement. Subject to the provisions of this Award Agreement and the Plan, promptly following the applicable Vesting Date (and no later than the thirtieth (30th) day following the applicable Vesting Date), the Participant shall receive the number of Shares that corresponds to the number of RSUs that have vested subject to Section 1(a), less any Shares withheld by the Company pursuant to Section 5 below. Upon such delivery, such Shares shall be fully assignable, saleable and transferable by the Participant, provided that any such assignment, sale, transfer or other alienation with respect to such Shares shall be in accordance with applicable securities laws.

2.             Dividend Equivalents. The Participant will be credited with any dividend equivalents that may be paid with respect to any Shares underlying the RSUs. However, unless otherwise provided by the Administrator, the Participant will not be entitled to receive such dividend equivalents unless and until the Participant becomes the record owner of the Shares underlying the RSUs, at which time, the accrued dividend equivalents shall be paid pursuant to Section 9(e) of the Plan.

3.             Termination of Employment. In the event of the Participant’s termination of employment or service with the Company at any time, all unvested RSUs shall be canceled immediately and the Participant shall not be entitled to receive any payments with respect thereto.

4.             Rights as a Stockholder. The Participant shall have no voting rights with respect to the RSUs unless and until the Participant becomes the record owner of the Shares underlying the RSUs.

5.             Tax Withholding. The Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that the Participant incurs in connection with the receipt, vesting or settlement of any RSU granted hereunder. Without limiting Section 1(b), the Company shall be authorized to withhold from the Award the amount (in cash or in Shares, or any combination thereof) of applicable withholding taxes due in respect of the Award, its settlement or any payment or transfer under the Award and to take such other action (including providing for elective payment of such amounts in cash or other property by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes; provided, however, that no Shares shall be withheld with a value exceeding the maximum statutory rates in the applicable tax jurisdictions.

1

6.             Clawback; Forfeiture; Detrimental Conduct. The RSUs shall be subject to the clawback, forfeiture and detrimental conduct provisions set forth in Section 16(u) of the Plan.

7.             Restrictive Covenants.

(a)            Without limiting any restrictive covenant obligations, non-disparagement, non-disclosure or other agreement to which the Participant may be subject, the Participant shall be subject to the confidentiality and restrictive covenants set forth on Exhibit A attached hereto, which Exhibit A is incorporated herein and forms part of this Award Agreement.

(b)             In the event that the Participant violates any of the restrictive covenants referred to in this Section 7, in addition to any other remedy that may be available at law or in equity, the RSUs shall be automatically forfeited effective as of the date on which such violation first occurs. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Participant shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Participant’s breach of such restrictive covenants.

8.             Miscellaneous.

(a)             Compliance with Legal Requirements. The granting of the RSUs, and any other obligations of the Company under this Award Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps that the Administrator or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Participant’s rights under this Award Agreement.

(b)             Transferability. The RSUs shall be subject to Section 16(b) of the Plan.

(c)             Participant’s Employment or Other Service Relationship. Nothing in this Award shall confer upon the Participant any right to continue the Participant’s employment or other service relationship with the Company or any of its Affiliates or stockholders, as the case may be, to terminate the Participant’s employment or other service relationship with the Company or its Affiliates or to increase or decrease the Participant’s compensation at any time. The grant of the RSUs is a one-time benefit and does not create any contractual or other right to receive any other grant of any other Award under the Plan in the future. The grant of the RSUs does not form part of the Participant’s entitlement to compensation or other benefits in terms of his or her employment or other service relationship with the Company or its Affiliates.

(d)             Waiver. No amendment or modification of any provision of this Award Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Company may amend or modify this Award Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Award Agreement. No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature. Any amendment or modification of or to any provision of this Award Agreement, or any waiver of any provision of this Award Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

2

(e)             Section 409A. This Award Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations thereunder, and the provisions of this Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and this Award Agreement shall be operated accordingly. If any provision of this Award Agreement or any term or condition of the RSUs would otherwise conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything else in this Award Agreement, if the Administrator considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and the amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution that otherwise would be made to such Participant with respect to RSUs as a result of such separation from service shall not be made until the date that is six months after such separation from service, except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. Notwithstanding the foregoing, the tax treatment of the benefits provided under this Award Agreement is not warranted or guaranteed, and in no event shall the Company or any other Person be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

(f)             General Assets. All amounts credited in respect of the RSUs to the book-entry account under this Award Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in such account shall make the Participant only a general, unsecured creditor of the Company.

(g)            Notices. All notices, requests and other communications under this Award Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, to the contact details below. The parties may use email delivery, so long as the message is clearly marked, sent to the email address(es) set forth below.

If to the Company, to:

Inhibrx Biosciences, Inc.

Email: [ ]
Attention: [ ]

3

If to the Participant, to the address, facsimile number or email address that the Participant most recently provided to the Company, or to such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto.

(h)            Severability. The invalidity or unenforceability of any provision of this Award Agreement shall not affect the validity or enforceability of any other provision of this Award Agreement, and each other provision of this Award Agreement shall be severable and enforceable to the extent permitted by law.

(i)             Successors. The terms of this Award Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(j)             Entire Agreement. The Participant acknowledges receipt of a copy of the Plan and represents that the Participant is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the RSU terms) and hereby accepts the grant of RSUs and agrees to be bound by the contractual terms as set forth herein (including Exhibit A) and in the Plan. The Participant acknowledges and agrees that the grant of the RSUs constitutes additional consideration to the Participant for the Participant’s continued and future compliance with any restrictive covenants in favor of the Company by which the Participant is otherwise bound. The Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Administrator regarding any questions relating to the RSUs. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Award Agreement, the Plan terms and provisions shall prevail. This Award Agreement, including the Plan, constitutes the entire agreement between the Participant and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter.

(k)             Governing Law. Except as otherwise set forth in an Employment Agreement, this Award Agreement shall be construed and interpreted in accordance with the laws of the State of California, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of California.

(l)             Dispute Resolution; Consent to Jurisdiction. Except as otherwise set forth in an Employment Agreement, the Participant and the Company agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Award Agreement (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the state courts of San Diego County, California or the federal courts of the United States for the Southern District of the State of California, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

4

(m)             Electronic Signature and Delivery. This Award Agreement may be accepted by return signature or by electronic confirmation. By accepting this Award Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case, subsequent prospectuses, annual reports and other information shall be delivered in hard copy to the Participant).

(n)             Electronic Participation in Plan. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

[Remainder of page intentionally left blank]

5

Exhibit A

Exhibit A

Restrictive Covenants

The Participant acknowledges and agrees that during the Participant’s employment or service with the Company, the Participant will be providing services to the Company and that the Participant will be intimately involved in the planning for or direction of the business of the Company, and that the Participant has or will obtain selective or specialized skills, knowledge, or abilities, or customer contacts or information, by reason of working for and providing services to the Company.

1.             Blue Pencil. The restrictive covenants set forth herein are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of the restrictive covenants set forth herein relating to the time period, scope or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction or arbitrator to exceed the maximum time period, scope or geographic area, as applicable, that such court or arbitrator deems reasonable and enforceable, then the restrictive covenants set forth herein shall automatically be considered to have been amended and revised to reflect such determination.

2.             Severability. All of the covenants set forth herein shall be construed as an agreement independent of any other provisions in this Exhibit A, and the existence of any claim or cause of action that the Participant may have against the Company, whether predicated on this Exhibit A or otherwise, shall not constitute a defense to the enforcement by the Company or any of its Affiliates of such covenants.

3.             Participant Acknowledgments. The Participant has carefully read and considered the provisions of the restrictive covenants set forth herein and, having done so, agrees that the restrictive covenants set forth herein impose a fair and reasonable restraint on the Participant and are reasonably required to protect the interests of the Company and its Affiliates and their respective officers, directors, employees and equityholders.

4.             Trade Secrets and Confidential Information.

(a)            “Confidential Information” means all non-public or proprietary data or information (other than Trade Secrets) concerning the business and operations of the Company or any of its Affiliates, including, but not limited to, any non-public information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs, designs and processes; equityholder information; pricing, cost or profit factors; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; business ideas; and methods, inventions, innovations, developments, graphic designs, website designs, patterns, specifications, procedures, databases and personnel. “Trade Secret” means trade secret as defined by applicable state law. In the absence of such a definition, Trade Secret means information including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

A-1

(b)             The Participant acknowledges that in the course of the Participant’s employment or service with the Company, the Participant has received or will receive and has had or will have access to Confidential Information and Trade Secrets of the Company or any of its Affiliates and that unauthorized or improper use or disclosure by the Participant of such Confidential Information or Trade Secrets will cause serious and irreparable harm to the Company or any of its Affiliates. Accordingly, the Participant is willing to enter into the covenants contained herein in order to provide the Company and its Affiliates with what the Participant considers to be reasonable protection for its interests.

(c)             The Participant hereby agrees to (i) hold in confidence all Confidential Information of the Company or any of its Affiliates that comes into the Participant’s knowledge during the Participant’s employment or service with the Company and (ii) not disclose, publish or make use of such Confidential Information, other than in the good-faith performance of the Participant’s duties, without the prior written consent of the Company for as long as the information remains Confidential Information.

(d)             The Participant hereby agrees to hold in confidence all Trade Secrets of the Company or any of its Affiliates that comes into the Participant’s knowledge during the Participant’s employment or service with the Company and not to disclose, publish or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Company for as long as the information remains a Trade Secret.

(e)             Notwithstanding the foregoing, the provisions of this Section 4 will not apply to (i) Confidential Information or Trade Secrets that otherwise become generally known in the industry or to the public through no act of the Participant or any person or entity acting by or on the Participant’s behalf or information which the Participant can demonstrate to have had rightfully in the Participant’s possession prior to the commencement of the Participant’s employment or service with the Company or (ii) information required to be disclosed by judicial or governmental proceedings; provided that, in the event that the Participant is ordered by a court or any government agency to disclose any Confidential Information, the Participant shall (1) promptly notify the Company of such order, (2) diligently contest such order at the sole expense of the Company as expenses occur and (3) seek to obtain at the sole expense of the Company such confidential treatment as may be available under Applicable Law for any information disclosed under such order.

(f)             Notwithstanding anything to the contrary contained herein, none of the covenants set forth herein will prohibit the Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or require modification or prior approval by the Company of any such reporting.

A-2

(g)            Notwithstanding anything to the contrary contained herein, pursuant to the Defend Trade Secrets Act of 2016, the Participant shall not be held criminally or civilly liable under any federal or state Trade Secret law for the disclosure of a Trade Secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Participant also understands that if the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the Trade Secret to the Participant’s attorney and use the Trade Secret information in the court proceeding, if the Participant (i) files any document containing the Trade Secret under seal, and (ii) does not disclose the Trade Secret, except pursuant to court order.

5.             Work Product and Inventions.

(a)            The Participant acknowledges that the Participant’s work on and contributions to documents, programs, methodologies, protocols and other expressions in any tangible medium (including, without limitation, all business ideas and methods, inventions, innovations, developments, graphic designs, web site designs, patterns, specifications, procedures or processes, market research, databases, works of authorship, products and other works of creative authorship) which have been or will be prepared by the Participant, or to which the Participant has contributed or will contribute, in connection with the Participant’s services to the Company (collectively, the “Works”), are and will be within the scope of the Participant’s employment or service and part of the Participant’s duties and responsibilities. The Participant’s work on and contributions to the Works will be rendered and made by the Participant for, at the instigation of, and under the overall direction of the Company and are, and at all times shall be, regarded, together with the Works, as “work made for hire” as that term is used in the United States Copyright Laws. However, to the extent that any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a “work made for hire,” the Participant hereby assigns, grants and delivers exclusively and throughout the world to the Company all rights, titles and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. The Participant agrees to cooperate with the Company and to execute and deliver to the Company and its successors and assigns, any assignments and documents the Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual and worldwide ownership of all rights, titles and interests of every kind and nature, including all copyrights, in and to the Works, and the Participant constitutes and appoints the Company as its agent to execute and deliver any assignments or documents the Participant fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable. Without limiting the preceding provisions of this Section 5(a), the Participant agrees that the Company may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as the Company, in its sole discretion, may determine.

A-3

(b)             The Participant shall disclose promptly to the Company (which shall receive it in confidence), and only to the Company, any invention or idea of the Participant in any way connected with the Participant’s services or related to the Business of the Company, the research or development of the Company or any of its Affiliates, or demonstrably anticipated research or development (developed alone or with others) conceived or made during the Participant’s employment or service with the Company or within three (3) months thereafter and hereby assigns to the Company any such invention or idea. The Participant agrees, subject to reimbursement of actual out-of-pocket expenses related thereto and at the Company’s sole liability and expense, to cooperate with the Company and sign all papers reasonably deemed necessary by the Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the Company’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints the Company as its agent to execute and deliver any assignments or documents that the Participant fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes the Company’s written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or Trade Secret information of the Company or any of its Affiliates was used and which was conceived and developed entirely on the Participant’s own time, unless (i) the invention relates (A) directly to the Business of the Company, or (B) to actual or demonstrably anticipated research or development of the Company or any of its Affiliates, or (ii) the invention results from any work performed by the Participant for the Company or any of its Affiliates.

6.             Non-Disparagement. During the Participant’s employment or service with the Company and its Affiliates and thereafter, the Participant shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize the Company or any of its Affiliates or their respective employees, officers, directors, managers, products, services, customers or owners. The foregoing shall not be violated by the Participant’s truthful responses to legal process or inquiry by a governmental authority.

7.             Equitable Remedy. Because of the difficulty of measuring economic losses to the Company or any of its Affiliates as a result of a breach of the covenants set forth herein, and because of the immediate and irreparable damage that would be caused to the Company and its Affiliates for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company or any of its Affiliates, at law or in equity, the Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach by the Participant of any provision set forth herein. The Company and each of its Affiliates may seek temporary and/or permanent injunctive relief for an alleged violation of the covenants set forth herein without the necessity of posting a bond.A-2

A-4